UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2017

Commission file number 001-16111
GLOBAL PAYMENTS INC.
(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (770) 829-8000

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 27, 2017, the board of directors (the “Board”) of Global Payments Inc. (the “Company”) appointed William B. Plummer as a member of the Board, effective as of March 6, 2017. Mr. Plummer will serve as a Class II director of the Company, which class will stand for reelection at the Company’s 2017 annual meeting of shareholders. In addition, Mr. Plummer was appointed as a member of the Company’s Audit Committee, effective as of March 6, 2017.
Mr. Plummer has served as the Executive Vice President and Chief Financial Officer of United Rentals, Inc., a publicly-traded equipment rental company, since December 2008. He also serves as a director and member of the audit committee of John Wiley & Sons, Inc., a publisher and service provider in the scientific research, higher education and professional development fields.
As a non-employee director, Mr. Plummer will participate in the non-employee director compensation plan approved by the Board, pursuant to which the Company provides its directors with an annual grant of common stock and an annual cash retainer.
There are no family relationships between Mr. Plummer and any director or officer of the Company, and he has no direct or indirect material interests in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL PAYMENTS INC

Date:	March 2, 2017	By: /s/ Cameron M. Bready
Cameron M. Bready
Senior Executive Vice President and Chief Financial Officer